1
Exhibit 21.1
Popular, Inc.
Subsidiaries of the Registrant
Name Jurisdiction of Incorporation
Banco Popular de Puerto Rico Puerto Rico
Popular Auto LLC Puerto Rico
PR Rent-to-Own LLC Delaware
Popular Community Capital, LLC Delaware
Popular Mezzanine Fund LLC Puerto Rico
Popular Center Holdings LLC Delaware
Popular Insurance LLC Puerto Rico
Popular Securities LLC Puerto Rico
Popular Risk Services LLC Puerto Rico
Popular Life RE, Inc. Puerto Rico
Popular RE, Inc. Puerto Rico
Popular Impact Fund LLC Delaware
Popular Asset Management LLC Puerto Rico
Popular Capital Trust II Delaware
Popular International Bank, Inc. Puerto Rico
Popular Global Solutions LLC Puerto Rico
Popular GS Colombia SAS Colombia
Popular GS Costa Rica, SRL Costa Rica
Popular North America, Inc. Delaware
Popular Bank New York
Popular Equipment Finance, LLC
Delaware
Popular Insurance Agency USA, Inc. Delaware
E-LOAN, Inc. Delaware
Equity One, Inc. Delaware
Popular ABS, Inc.

Delaware
Popular North America Capital Trust I Delaware